EMPLOYMENT AGREEMENT

This Employment Agreement (the "Employment Agreement") is entered into effective as of the 10th day of September, 2008 (the “Effective Date”), by and among Apollo Medical Holdings, Inc., a Delaware corporation (the "Company") and Noel DeWinter, an individual who is a resident of the State of California (“DeWinter”).

WITNESSETH:

WHEREAS, the Company is a medical management company focused on managing the provision of hospital-based medicine through its affiliated medical groups (the “Business”), which currently consist of ApolloMed Hospitalists and Apollo Medical Associates; and

WHEREAS, the Board of Directors of the Company (the “Board”) desires to employ DeWinter as Chief Financial Officer of the Company (“CFO”) and to compensate him therefor; and

WHEREAS, DeWinter is willing to make his services available to the Company on the terms and consitions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. SCOPE OF WORK. The Company hereby arees to employ DeWinter and DeWinter hereby agrees to serve the Company as its CFO. At such time as the Company shall obtain directors and officers liability insurance, DeWinter shall be covered by such insurance policy, which shall contain appropriate and customary limits. During the Term of this Employment Agreement, as defined below, DeWinter shall diligently perform all services as may from time to time be delegated to him by the Board. DeWinter shall devote substantially all his working time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. In connection with the performance of his responsibilities as CFO, DeWinter shall, performs those functions generally associated with the position of Chief Financial Officer of a public reporting company during the term of this Employment Agreement, including without limitation:

a.	Review and establish the Company’s monthly accounting closing process for the timely production of financial statements.
b.
Review and implement production of the Company’s monthly financial statements and quarterly and annual reporting on Forms 10Q and 10K, respectively, when and if the Company becomes a reporting company under the Rules and Regulations (the “Rules”) of the Securities and Exchange Commission (the “SEC”).

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c.	Review and implement production of other financial and accounting processes, if requested, such as budgeting, forecasting and the development of operating metrics.
d.	Act as the liaison with the Company’s external accountants and auditors, and the Audit Committee of the Board of Directors.
e.	Certify the Company’s public financial statements as the Company’s Chief Financial Officer, as required by the Rules of the SEC.
f.
Assist with the design and implementation of internal controls in accordance with the requirements of the Sarbanes-Oxley Act of 2002, as amended, and the Rules of the SEC and the various stock exchanges applicable to the Company.

2. TERM. The term of this Employment Agreement shall be for no specific period of time. As a result, either DeWinter or the Company can terminate this Employment Agreement at any time for any reason or for no reason, with or without cause, by giving written notice to the other party. The provisions of Sections 3(d), 3(g), 4(c), 5(e), 5(f), 5(g), 6, 8, 9, 10, 11, 12, 13, 14, 16, 17, 18, 19 and 21 shall survive the termination of this Agreement.

3. COMPENSATION.

a. Cash Compensation. The Company shall pay DeWinter Seven Thousand Dollars ($7,000.00) per month; $3,500 to be paid on the 15th of each month and $3,500 to be paid on the last day of each month during the term of this Employment Agreement. The parties agree to negotiate in good faith an increase in the monthly cash compensation from time to time but the Company shall be under no obligation to increase the compensation provided for herein.

b. Equity Compensation. Upon the execution and delivery of this Agreement, the Company shall issue to DeWinter a restricted stock award equal to Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock (the “Shares”). All certificates representing the Shares shall bear a legend substantially in the form provided in Section 5(b) hereinbelow regarding the fact that the Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and none of the Shares may be sold, pledged, hypothecated or otherwise transferred without compliance with Federal and applicable state securities laws.

c. Reserved.

d. Reserved.

e. Business Expense Reimbursement. The Company shall reimburse DeWinter for reasonable travel and other expenses actually and properly incurred by DeWinter in carrying out the obligations hereunder, provided that such expenses are approved by the Chief Executive Officer or President of the Company and are supported by proper receipts, invoices or vouchers supplied to Company within 30 days of the day any such expenses were incurred. Expenses to be incurred in an amount to exceed $250.00 shall require prior written approval of the Chief Executive Officer or President of the Company.

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g. Reserved.

4. REPRESENTATIONS AND WARRANTIES. DeWinter represents, warrants and covenants to the Company that:

a.  He will devote sufficient business time, energy, interest, ability, and skill to the provision of the services to the Company provided for hereunder.

b.  He will not, for as long as such person is providing services to the Company hereunder, directly or indirectly, promote, participate, or engage in any business activity that is competitive with the Company’s Business, including, without limitation, any involvement as a shareholder, director, officer, employee, partner, party to a joint venture, Employee, advisor, individual proprietor, lender, or agent of any business, without the prior written consent of the Company.

c.  During the term of this Agreement and for a period of two years after the termination of this Agreement, he will not solicit, attempt to solicit, or cause to be solicited any customers of the Company for purposes of promoting or selling products or services which are competitive with those of the Company, nor will such person solicit, attempt to solicit, or cause to be solicited any employees, agents, or other independent contractors of the Company to cease their relationship with the Company.

5. SPECIAL SECURITIES REPRESENTATIONS. As a material inducement to the Company to issue to DeWinter the Shares, DeWinter represents and warrants to the Company as follows:

a.  He is acquiring the Shares for investment for his own account, and not with a view toward distribution thereof, and with no present intention of dividing his interest with others or reselling or otherwise disposing of all or any portion of the Shares. He has not offered or sold a participation in the Shares and will not offer or sell any interest therein. He further acknowledges that he does not have in mind any sale of the Shares currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined events or consequence; and that he has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the Shares and is not aware of any circumstances presently in existence that are likely in the future to prompt a disposition thereof.

b.  He is aware of the restrictions of transferability of the Shares and further understands and acknowledges that any certificates evidencing the Shares will bear a legend substantially in the following form:

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THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED FOR SALE UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR SALE UNDER ALL APPLICABLE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, ANY SUCH OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.

g.  He understands that the Shares may only be disposed of pursuant to either (i) an effective registration statement under the Securities Act, or (ii) an exemption from the registration requirements of the Securities Act. The Company has neither filed such a registration statement with the SEC or any state authorities nor agreed to do so.

6. RESERVED.

7. RESERVED.

8. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Concurrently with the parties’ execution of this Agreement, DeWinter will execute and deliver to the Company the Non-Disclosure and Confidentiality Agreement attached hereto as Appendix A (the “Confidentiality Agreement”), the provisions of which are incorporated herein by this reference.

10. REMEDIES. Remedies at law shall be deemed to be inadequate for any breach of any of the covenants of this Agreement, and the Company shall be entitled to injunctive relief in addition to any other remedies it may have in the event of such breach.

11.  RESERVED.

12.  NOTICES. Any notices required or permitted to be given in writing will be deemed received when personally delivered, delivered by email or delivered by facsimile transmission or, if earlier, three (3) days after mailing by United States mail, postage prepaid. Notice to the Company is valid if sent to the Company’s principal place of business and notice to DeWinter is valid if sent to such person at the address in the Company’s records. Each party may change its respective address only by notice given to the other parties in the manner set forth herein.

13. WAVIER OF BREACH. The waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

14. ASSIGNMENT. Neither party may sell, assign, transfer or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, except to a corporation which has substantially all the business and assets of the assignor and assumed in writing its obligations under this Agreement.

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15. COMPLIANCE WITH LAW. During the term of this Agreement, DeWinter shall comply with all laws and regulations applicable to him. During the term of this Agreement, the Company shall comply with all laws and regulations applicable to the Company in the conduct of its business.

16. EQUITABLE RELIEF. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

17. ATTORNEYS’ FEES. In the event that an action at law or in equity is brought to enforce the provisions of this Agreement or to prevent a breach thereof, the successful party in such action or arbitration proceedings shall be entitled to any award of attorneys’ fees and other costs as shall be established by the court or pursuant to a binding arbitration.

18. APPLICABLE LAW. This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of California without regard to conflict of laws principles.

19. ENTIRE AGREEMENT; AMENDMENTS. This Agreement embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in writing, and signed by the duly authorized representative of all the parties hereto. This Agreement, when executed shall supersede and render null and void any and all preceding or written understandings and agreements. This Agreement may only be changed, modified, or amended in writing by mutual consent of the parties hereto.

20. CONFLICTS OF INTEREST The parties acknowledge that, in the course of DeWinter’s services, DeWinter may now or in the future have certain potential or actual conflicts of interest. Without the Company’s written consent, DeWinter shall not engage in any transaction with any medical management company focused on managing the provision of hospital-based medicine.

21. SEVERABILITY. In the event that any part of this Agreement shall be found to be unenforceable, all other parts of this Agreement shall remain in full force and effect.

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22. COUNTERPARTS. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, and may be validly executed by facsimile signature.

IN WITNESS WHEREOF, this Employment Agreement has been executed as of the date first above written.

APOLLO MEDICAL HOLDINGS, INC.		NOEL DEWINTER (“DeWinter”)

By:	/s/ Warren Hosseinion	/s/ Noel DeWinter
	Warren Hosseinion	Noel DeWinter
Chief Executive Officer

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Appendix A

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (“Agreement”) dated as of September 10, 2008 is entered in by and between Apollo Medical Holdings, Inc. (the “Company”) and Noel DeWinter (the “Employee”), and sets forth the terms and conditions on which Company is willing to disclose certain material non-public information about the Company.

1. Purpose. In connection with his retention as a Employee to the Company pursuant to an agreement dated as of even date (the “Employee Agreement”), the Company may disclose to the Employee certain confidential technical and business information which the Company requires the Employee to treat as confidential.

2. Definition.  “Confidential Information” means any information disclosed to the Employee by the Company, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation documents, prototypes and forecasted financial information. Confidential Information may also include information disclosed to the Company by third parties. Confidential Information shall not, however, include any information which the Employee can establish by written documentation (i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Employee by the Company; (ii) becomes publicly known and made generally available after disclosure to the Employee by the Company through no action or inaction of the Employee; (iii) is in the possession of the Employee, without confidentiality restrictions, at the time of disclosure by the Company as shown by the Employee's files and records immediately prior to the time of disclosure; (iv) is developed independently of the Confidential Information, as shown by written records prepared contemporaneously with such independent development; or (v) is disclosed pursuant to the requirement of a United States government agency or judicial body, provided that the Employee shall provide reasonable advice notice thereof to enable the Company to seek a protective order or otherwise prevent such disclosure.

3. Non-use and Non-disclosure. The Employee agrees not to use any Confidential Information for any purpose except within the proper scope of his duties pursuant to the Employment Agreement. The Employee agrees not to disclose any Confidential Information to third parties, except to those individuals who, with the prior written consent of the Company, are designated as authorized to receive such Confidential Information in order for the Employee to perform his duties and obligation sunder the Employment Agreement. The Employee agrees that each third party receiving any Confidential Information will enter into a separate Non-Disclosure Agreement with the Company.

4. Maintenance of Confidentiality. The Employee agrees that it shall take all commercially reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Employee shall take at least those measures that the Employee takes to protect its own confidential information of a similar nature and shall have its employees or advisors who have access to Confidential Information sign a non-use and non-disclosure agreement in content substantially similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. The Employee shall immediately notify the Company in the event of any unauthorized use or disclosure of any Confidential Information.

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5. No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. COMPANY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

6. Return of Materials. All documents and other tangible objects containing or representing Confidential Information which are in the possession of the Employee shall be and remain the property of the Company and shall be promptly returned to the Company upon request for any reason or for no reason.

7. Work Made for Hire.

(a) Employee and/or designates of the Employee shall promptly and fully inform the Company of, and disclose to the Company , any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, know-how, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and discoveries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrightable, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Employee develops, makes, creates, conceives or reduces to practice during the term of the Employment Agreement, whether alone or in collaboration with others (collectively, “Invention Ideas”). Employee hereby assigns to the Company exclusively in perpetuity throughout the world all right, title and interest (choate or inchoate) in (i) the Invention Ideas, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively "Intellectual Property").. All copyrightable Invention Ideas are intended by Employee to be a “work-made-for-hire” by Employee for Company and owned by Company pursuant to Section 201 (b) of Title 17 of the United States Code.

(b) Employee shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to obtain patent or copyright registration on all Invention Ideas and Intellectual Property , and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright and/or patent application or issued patent, and do all things necessary or requested by the Company, in order to enable Company to ultimately and finally obtain and enforce full and exclusive title to all Invention Ideas and Intellectual Property and all rights assigned pursuant to this Section 7. Employee hereby appoints the Company as Employee’s irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Employee.

(c) If for any reason the foregoing assignment is determined to be unenforceable Employee grants to Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sub-licensable right and license to exploit and exercise all such Invention Ideas and Intellectual Property.

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(d) Because of the difficulty of establishing when Employee first conceives of or develops Intellectual Property, proprietary rights or work product or whether such Intellectual Property, proprietary rights or work product results from access to Company’s confidential and proprietary information or equipment, facilities or data, Employee agrees that any Intellectual Property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Employee or with the aid of Employee within one year after the normal termination of Employee’s employment with Company. Employee can rebut that presumption if Employee proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Employee’s employment with and by Company; (ii) was conceived or developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities or confidential and proprietary information; and (iii) did not result from any work performed by Employee for or on behalf of Company.

(e) Employee acknowledges that there is no intellectual property, proprietary right or work product that Employee desires not to be deemed Invention Ideas or Intellectual Property and thus to exclude from the above provisions of this Agreement. To the best of Employee’s knowledge, there is no other existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Employee and any other person or entity.

(f) This Section 7 shall not operate to require Employee to assign to Company any of Employee’s rights to inventions, intellectual properties or work products that would not be assignable under the provisions of California Labor Code Section 2870. Employee represents and warrants to Company that this paragraph constitutes Company’s written notification to Employee of the provisions of Section 2870 of the California Labor Code, and Employee represents and warrants to Company that Employee has reviewed Section 2870 of the California Labor Code.

8. Unfair Competition and Protection of Proprietary Information.

(a) Employee shall not at any time (including after Employee’s employment with Company terminates) divulge, furnish or make accessible to anyone any of Company’s Proprietary Information, or use in any way any of Company’s Proprietary Information other than as reasonably required to perform Employee’s duties under this Agreement. Employee shall not undertake any other acts or omissions that would reduce the value to Company of Company’s Proprietary Information. The restrictions on Employee’s use of Company’s Proprietary Information shall not apply to knowledge or information that Employee can prove is part of the public domain through no fault of Employee. Employee agrees that such restrictions are fair and reasonable.

(b) Employee agrees that Company’s Proprietary Information constitutes a unique and valuable asset of Company that Company acquired at great time and expense, and which is secret and confidential and will only be available to or communicated to Employee in confidence in the course of Employee’s provision of services to Company. Employee also agrees that any disclosure or other use of Company’s Proprietary Information other than for Company’s sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to Company and to its subsidiaries, affiliates and divisions. In addition to all other remedies Company may have, it shall have the right to seek and obtain appropriate injunctive and other equitable relief, including emergency relief, to prevent any violations of this Section 8.

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(c)  Employee agrees that Company’s employees constitute a valuable asset of Company. Employee agrees that Employee shall not, during the Term and for a period of two years thereafter, directly or indirectly, for Employee or on behalf of any other person or entity, solicit any person who was an employee of or Employee to Company (at any time while Employee is performing any services for Company, or at any time within twelve months prior to or after such solicitation) for a competing business or otherwise induce or attempt to induce any such persons to terminate their employment or relationship with Company or otherwise to disrupt or interfere, or attempt to disrupt or interfere, with Company’s employment or relationships with such persons. Employee agrees that any such solicitation, inducement or interference would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to Company. Further, Employee shall not engage in any other unfair competition with Company. Employee agrees that such restrictions are fair and reasonable.

(d) Employee recognizes and agrees that Employee has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Employee’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

(e) As used in this Agreement, “Company’s Proprietary Information” means any knowledge, trade secrets (including “trade secrets” as defined in Section 3426.1 of the California Civil Code), Invention Ideas, proprietary rights or proprietary information, intangible assets or property, and other intellectual property (whether or not copyrighted or copyrightable or patented or patentable), information and materials (including processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, technology, patents, patent applications and works of authorship), in whatever form, including electronic form, and all goodwill relating or appurtenant thereto, owned or licensed by Company or any of its subsidiaries, affiliates or divisions, or directly or indirectly useful in any aspect of the business of Company or its subsidiaries, affiliates or divisions, whether or not marked as confidential or proprietary and whether developed by Employee, by Company or its subsidiaries, affiliates or divisions or by others. Without limiting the foregoing, Company’s Proprietary Information includes (a) the names, locations, practices and requirements of any of Company’s customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with Company; (b) confidential or secret development or research work of Company or its subsidiaries, affiliates or divisions, including information concerning any future or proposed services or products; (c) Company’s accounting, cost, revenue and other financial records and documents and the contents thereof; (d) Company’s documents, contracts, agreements, correspondence and other similar business records; (e) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and (f) any other confidential or secret aspect of the business of Company or its subsidiaries, affiliates or divisions.

9. Employee’s Activities. During the term of the Employment Agreement, neither Employee nor any person or entity acting with or on Employee’s behalf, nor any person or entity under the control of or affiliated with Employee, shall, directly or indirectly, in any way Compete with the Company. Employee agrees that, if Employee has any business to transact on Employee’s own account that is similar to the business entrusted to Employee by Company, Employee shall notify Company and always give preference to Company’s business. Employee agrees that such restrictions are fair and reasonable. For purposes of this Agreement, “Compete” means doing any of the following: (i) selling products or services to any person or entity that was or is (at any time, including during the Term and the period when the provisions of this paragraph are in effect) a client or customer of Company (or its subsidiaries, affiliates or divisions) or on a list of prospective clients or customers of Company, or calling on, soliciting, taking away or accepting any such person or entity as a client or customer, or any attempt or offer to do any of the foregoing; (ii) entering into, or any attempt or offer to enter into, any business, enterprise or activity that is in any way similar to or otherwise competitive with the business that the Company (or its subsidiaries, affiliates or divisions) conducted at any time during the Term or any time the provisions of this paragraph are in effect, or (iii) directly or indirectly assisting any person or entity to take or attempt or offer to take any of the actions described in the foregoing clauses (i) or (ii).

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10. Remedies.

(a) The Employee agrees that any violation or threatened violation of this Agreement will cause irreparable injury to the Company, entitling the Company to obtain injunctive relief in addition to all legal remedies at its disposal.

(b) In addition to all remedies available hereunder, at law or in equity, if Employee breaches any provision of Section 8 of this Agreement, Company shall have the right to invoke any and all remedies provided under the California Uniform Trade Secrets Act (California Civil Code §§3426, et seq.) or other statutes or common law remedies of similar effect.

(c) The remedies provided to Company in this Section 10 are cumulative, and not exclusive, of any other remedies that may be available to Company at law or in equity.

11. No License. Nothing in this Agreement is intended to grant any rights to the Employee under any patent, copyright or other proprietary rights of the Company, nor shall this Agreement grant the Employee any rights in or to Confidential Information except as expressly set forth herein.

12. Term. This Agreement shall survive the term of the Employment Agreement and shall continue until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of the Employee.

13. Miscellaneous. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. This document contains the entire agreement between the parties with respect to the subject matter hereof. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized officers to execute this Agreement as of the date first above written.

APOLLO MEDICAL HOLDINGS, INC. (“COMPANY”)

By	/s/ Warren Hosseinion
Warren Hosseinion
Title: President and Chief Executive Officer

“EMPLOYEE”

/s/ Noel DeWinter
Noel DeWinter